SECOND AMENDMENT TO SETTLEMENT AGREEMENT

THIS SECOND AMENDMENT TO SETTLEMENT AGREEMENT (“Amendment”) is made and entered into as of the 7th day of February, 2011, by and among (i) LY HOLDINGS, LLC, a Kentucky limited liability company (“LYH”), (ii) LIGHTYEAR NETWORK SOLUTIONS, LLC, a Kentucky limited liability company (“LNS”), (iii) CHRIS SULLIVAN, an individual resident of Nevada (“Sullivan”), (iv) LANJK, LLC, a Kentucky limited liability company (“LANJK”), (v) RICE REALTY COMPANY, LLC, a Kentucky limited liability company (“RRC”), (vi) RIGDON O. DEES, III, an individual resident of California (“Dees”), (vii) CTS EQUITIES LIMITED PARTNERSHIP, a Nevada limited partnership (“CTS”), and (viii) RONALD CARMICLE, an individual resident of Kentucky (“Carmicle,” collectively with LANJK, RRC, Dees, and CTS, the “Letter Agreement Holders”).

RECITALS:

A.           LYH, LNS, Sullivan, and the Letter Agreement Holders entered into that certain Settlement Agreement dated April 29, 2010 (the “Original Agreement”), as amended by that certain First Amendment to Settlement Agreement dated August 12, 2010 and made effective on April 29, 2010 (the “First Amendment,” collectively with the Original Agreement, the “Settlement Agreement”), pursuant to which (1) LNS purchased and assumed the Sullivan Note from Sullivan in exchange for the Settlement Payment, (2) LYH became indebted to LNS pursuant to and in the amount of the Sullivan Note, and (3) the Letter Agreement Holders (a) granted LNS security interests in the Letter Agreements to secure payment by LYH of the Sullivan Note to LNS, and (b) gave LNS an option pursuant to which LNS may purchase the Letter Agreements.

 B.           Pursuant to the terms of the Settlement Agreement, LNS made a $250,000 payment to Fifth Third at Sullivan’s direction on April 29, 2010, and made a second $250,000 payment to Fifth Third at Sullivan’s direction on October 1, 2010.  Then, on January 25, 2011, in order to secure an extension of the Fifth Third Note from Fifth Third and a simultaneous extension of the Maturity Date herein from Sullivan, LNS made a $1,000,000 payment to Fifth Third.  As a result of the payments described in this recital, the outstanding balance of the Settlement Payment is $6,250,000.

C.           The parties now desire to amend the Settlement Agreement to, inter alia, acknowledge the aggregate $1,500,000 in payment made by LNS pursuant to the Settlement Agreement, acknowledge the concurrent extension of the Fifth Third Note maturity date to January 10, 2013, modify and extend the Maturity Date of the Settlement Agreement to January 10, 2013, and modify and amend the payment schedule under the Settlement Agreement.  All capitalized terms not defined in this Amendment shall have the definitions set forth in the Settlement Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of all of which is hereby acknowledged, the parties do hereby agree as follows:

1.           Settlement Payment.  The first paragraph of Section 2(b) of the Settlement Agreement is hereby deleted and replaced in its entirety with the following:

Settlement Payment.  In exchange for the purchase of the Sullivan Note, LNS shall pay to Sullivan the sum of Seven Million Seven Hundred Fifty Thousand and No/100 Dollars ($7,750,000) (the “Settlement Payment”).  Sullivan acknowledges that, as of the date of this Amendment, LNS has paid $1,500,000 in payments of principal under the Settlement Agreement.  The remaining $6,250,000 principal amount shall be paid as follows: (a) on February 10 , 2011, and on the first day of each quarter year thereafter until and including the Maturity Date (as defined below), all accrued and unpaid interest payable to Fifth Third as directed by Sullivan (the “Quarterly Interest Payments”), (b) on January 10, 2012, $1,000,000 payable to Fifth Third as directed by Sullivan (the “January 2012 Principal Payment”), and (c) on the Maturity Date, the then-outstanding principal amount plus accrued and unpaid interest (the “Final Payment,” collectively with the Quarterly Interest Payments and the January 2012 Principal Payment, the “Deferred Payment”).  If all such sums are not paid and satisfied in full by the Maturity Date, any sums remaining due shall thereafter bear interest at the Default Rate (as defined below).  For purposes of this Agreement, “Maturity Date” shall mean January 10, 2013.

Additionally, at the Closing of this Amendment, LNS shall pay to Fifth Third as directed by Sullivan Twelve Thousand Five Hundred and No/100 Dollars ($12,500) plus closing costs incurred by Sullivan arising from the renewal of the Fifth Third Note and LNS shall pay to McBrayer, McGinnis, Leslie & Kirkland PLLC as directed by Sullivan Seven Thousand Two Hundred and No/100 Dollars ($7,200) for legal fees incurred by Sullivan arising from the renewal of the Fifth Third Note.

The second and third paragraphs of Section 2(b) shall remain as set forth in the Settlement Agreement and shall not be amended or modified.

2.           Representations, Warranties and Covenants.  Each party to this Amendment represents, warrants and covenants, as of the date hereof, as follows:

a.           Each party hereto has the requisite power and authority to enter into this Amendment.  The execution and delivery hereof and the performance by each party hereto of his or its obligations hereunder will not violate or constitute an event of default under the terms and provisions of any agreement, document or instrument to which any such party is a party or by which any such party is bound;

b.           This Amendment is a valid and binding obligation of each party hereto;

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c.           To the best of each party’s knowledge as of the date hereof, each party is in full compliance with all applicable laws and any other local, municipal, regional, state or federal requirements and no party hereto has received actual notice from any governmental authority that he or it is not in full compliance with all applicable laws and any other local, municipal, regional, state or federal requirements;

d.           The Letter Agreement Holders have not granted any option or any other rights to acquire  the Letter Agreements, other than as set forth in the Settlement Agreement;

e.           So long as the Option remains in effect, each Letter Agreement Holder reaffirms that he or it will take no action, or fail to take any required action, that would prohibit him or it from complying with the obligations hereunder or that would cause any of the representations or warranties hereunder to be untrue as of the date hereof or at any future date;

f.           So long as the Option remains in effect, each Letter Agreement Holder reaffirms that he or it will not grant any liens on any Letter Agreement, or sell or otherwise transfer any Letter Agreement.

3.           Miscellaneous.  The Settlement Agreement, as amended and modified by this Amendment, constitutes the entire understanding between the parties with respect to the subject matter hereof and supersedes all prior or contemporaneous agreements in regard thereto.  The Settlement Agreement, as modified, cannot be amended except by an agreement in writing signed by authorized representatives of all parties and specifically referring to the Settlement Agreement.  The paragraph headings set forth herein are for convenience only and do not constitute a substantive part of this Amendment.  This Amendment shall be governed by and construed under the laws of the Commonwealth of Kentucky, without regard to conflicts of law principles.  If any provision of this Amendment shall be determined to be illegal or unenforceable by any Court of law or any competent governmental or other authority, the remaining provisions shall be severable and enforceable in accordance with their terms.

4.           Binding Effect.  The Settlement Agreement, as amended and modified by this Amendment, is binding upon, and shall inure to the benefit of, the parties hereto and their heirs, personal representatives, successors and assigns.

5.           Counterparts.  This Amendment may be executed in several counterparts, each of which shall be an original and all of which together shall constitute but one and the same instrument.

6.           Continuing Obligation.  As amended hereby, the Settlement Agreement shall remain in full force and effect.  From and after the date of this Amendment, all references to the Settlement Agreement in any document executed in conjunction with this transaction shall include the terms of this Amendment.

[SPACE INTENTIONALLY BLANK; SIGNATURES ON FOLLOWING PAGE]

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IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and date first above written.

LY HOLDINGS, LLC

By:	/s/ J. Sherman Henderson, III

Its:	Manager/Member

LIGHTYEAR NETWORK SOLUTIONS, LLC

By:	/s/ J. Sherman Henderson, III

Its:	CEO

/s/ Chris Sullivan
CHRIS SULLIVAN

LANJK, LLC

By:	/s/ J. Sherman Henderson, III

Its:	Manager

RICE REALTY COMPANY, LLC

By:	/s/ W. Brent Rice

Its:	Member

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/s/ Rigdon O. Dees, III
RIGDON O. DEES, III

CTS EQUITIES LIMITED PARTNERSHIP

By:	/s/ Chris Sullivan

Its:	General Partner

/s/ Ronald Carmicle
RONALD CARMICLE

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